UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2015

NETSCOUT SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 19, 2015, the Board of Directors of NetScout Systems, Inc. (the “Company” or “NetScout”) approved a new share repurchase program, conditional upon the completion of the Company’s planned acquisition of Danaher Corporation’s Communications Business, that will enable the Company to repurchase up to twenty million shares of its common stock.  NetScout is not obligated to acquire any specific amount of common stock within any particular timeframe as a result of its new share repurchase program.  Repurchases under NetScout’s new share repurchase program are expected to be made under a Rule 10b5-1 plan.

Upon it becoming effective, this new share repurchase plan would replace NetScout’s existing open market share repurchase program aimed at enabling the Company to repurchase up to $100 million of its outstanding common stock.  There was approximately $69 million outstanding on NetScout’s existing $100 million share repurchase program as of March 31, 2015.  The acquisition of Danaher Corporation’s Communications Business, which remains subject to the approval of certain proposals to be voted upon by NetScout stockholders at a special meeting scheduled for June 25, 2015 and other customary closing conditions, is anticipated to be completed in July 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

		By:	/s/ Jean Bua
Jean Bua
Chief Financial Officer

Date:	May 20, 2015